Exhibit 99.1

MATADOR RESOURCES COMPANY ANNOUNCES
2014 PRODUCTION RESULTS AND RESERVES AND 2015 CAPITAL BUDGET

DALLAS, February 4, 2015 - Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”), an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources, with an emphasis on oil and natural gas shale and other unconventional plays and with a current focus on its Eagle Ford operations in South Texas and its Permian Basin operations in Southeast New Mexico and West Texas, today announced its 2014 year-end production results and reserves and its 2015 capital budget and operating plan.

2014 Production and Reserves

Matador is pleased to announce that its 2014 total oil production was approximately 3.32 million barrels, a 56% year-over-year increase from approximately 2.13 million barrels of oil produced in 2013. Matador is also pleased to report that its 2014 total natural gas production was approximately 15.3 billion cubic feet, an 18% year-over-year increase from approximately 12.9 billion cubic feet of natural gas produced in 2013. These results are consistent with its operations update on December 8, 2014, except oil production was slightly better than expected, even with adverse weather conditions in the Permian Basin area.

Matador’s total oil equivalent production of 5.9 million barrels of oil equivalent, or BOE, represents a 37% increase from approximately 4.3 million BOE produced in 2013. For the year ended December 31, 2014, Matador’s total oil equivalent production averaged approximately 16,100 BOE per day, including average daily oil production of approximately 9,100 barrels of oil per day and average daily natural gas production of 41.9 thousand cubic feet of natural gas per day. In the month of January 2015, Matador’s average daily oil equivalent production was approximately 22,400 BOE per day, including approximately 11,000 barrels of oil per day and 68.5 million cubic feet of natural gas per day, as compared to approximately 6,500 barrels of oil per day and 27.5 million cubic feet of natural gas per day in January 2014.

Matador ended 2014 with proved oil and natural gas reserves of 68.7 million BOE as of December 31, 2014, an all-time high for the Company and a 33% increase from 51.7 million BOE at December 31, 2013. The present value, discounted at 10%, of the estimated future net cash flows before income taxes (“PV-10”) of Matador’s total proved oil and natural gas reserves at December 31, 2014 was $1.04 billion, as compared to a PV-10 of $655.2 million at December 31, 2013, a 59% year-over-year increase.

For the year ended December 31, 2014, Matador’s proved oil and natural gas reserves were estimated using an average oil price of $91.48 per barrel and an average natural gas price of $4.35 per MMBtu, as compared to an average oil price of $93.42 per barrel and an average natural gas price of $3.67 per MMBtu used to estimate Matador’s proved reserves for the year ended December 31, 2013.

Proved oil reserves increased 48% to 24.2 million barrels at December 31, 2014, as compared to 16.4 million barrels at December 31, 2013, and increased by 2.7 million barrels, or 12%, as compared to 21.5 million barrels at September 30, 2014. Proved natural gas reserves increased 26% to 267.1 billion cubic feet at December 31, 2014, as compared to 212.2 billion cubic feet at December 31, 2013. At December 31, 2014, Matador’s proved oil and natural gas reserves were 45% proved developed reserves and 35% oil, as compared to 33% developed and 32% oil at December 31, 2013.

2015 Capital Budget and Operating Plan

The Company is also pleased to announce its 2015 capital budget and operating plan, which includes the following:

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2015 capital budget of $350 million, including $267 million for drilling and completions, $38 million for midstream activities in the Permian Basin, $25 million for facilities and infrastructure and $20 million for discretionary land and seismic data (but excluding any capital expenditures associated with the recently announced merger with Harvey E. Yates Company);

•	2015 guidance of 8.0 to 8.5 million BOE of total oil equivalent production, an increase of approximately 41% from 2014;

•	2015 guidance of 4.0 to 4.2 million barrels of oil production, an increase of approximately 23% from 2014;

•	2015 guidance of 24.0 to 26.0 billion cubic feet of natural gas production, an increase of approximately 63% from 2014;

•
2015 oil and natural gas revenues guidance of $270 to $290 million, a decrease of approximately 24% from 2014, based on estimated average realized prices for 2015 of $50.00 per barrel for oil (West Texas Intermediate oil price of $55.00 per barrel less $5.00 per barrel) and $3.00 per thousand cubic feet for natural gas (NYMEX Henry Hub natural gas price assuming regional differentials and uplifts from natural gas processing roughly offset); and

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2015 Adjusted EBITDA guidance of $200 to $220 million, a decrease of approximately 20% from 2014 based on the same estimated average realized prices for 2015 of $50 per barrel for oil and $3.00 per thousand cubic feet for natural gas used to estimate oil and natural gas revenues.

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Approximately 50% of the 2015 capital budget is expected to be spent in the first quarter of 2015 as Matador reduces its drilling fleet from five rigs to two state-of-the-art flex rigs with walking packages that are specially built for simultaneous operations.

Matador Analyst Day

Matador will be hosting an Analyst Day at 9:30 a.m. Central Time in the LBJ Room at the Hilton Dallas Lincoln Centre in Dallas, Texas on Thursday, February 5, 2015. Management plans to provide its full 2015 operational plan, capital budget and forecasts, plus an update on its ongoing operations and continued improvements in drilling, completion and production techniques in each of its key operating areas. The presentation will conclude with a question and answer session for those in attendance. Individuals who are unable to attend in person can participate in the live conference call or via virtual webcast in a listen only mode. Details for accessing the conference call or virtual webcast are provided below. All presentation materials can also be accessed through the Company’s website. Following the presentation, lunch will be provided for those attending in person.

Joseph Wm. Foran, Matador’s Chairman and CEO, commented, “We look forward to continuing to meaningfully grow our oil and natural gas production in 2015 despite the challenges presented by depressed commodity prices. We anticipate increasing our oil production by almost one-quarter year-over-year and our natural gas production by almost two-thirds. This increase in a period when commodity prices have declined by nearly half is made possible by the better than expected performance of our 2014 drilling program. We will also continue to diligently look for opportunities to improve operational results with new practices and technology as well as to seek reductions in our service costs, particularly in the Permian Basin as we focus our activities there in 2015.”

Conference Call Information and Analyst Day Presentation

To access the conference call in a listen-only mode, domestic participants should dial (877) 415-3183 and international participants should dial (857) 244-7326. The participant passcode is 69170480. To access the virtual webcast, participants should use the following link: http://edge.media-server.com/m/p/i23tb2xz. All details can be accessed through the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab.

A replay of the Analyst Day conference call will be made available through Friday, February 27, 2015 via webcast. A link to the replay webcast will be available through the Company’s website at www.matadorresources.comon the Presentations & Webcasts page under the Investors tab.
A copy of the Company’s Analyst Day Presentation will be available prior to the event through the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab.
About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Eagle Ford shale play in South Texas and the Wolfcamp and Bone Spring plays in the Permian Basin in Southeast New Mexico and West Texas. Matador also operates in the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: consummation of the merger with Harvey E. Yates Company and the integration of its assets, employees and operations; general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; its ability to make acquisitions on economically acceptable terms; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador's SEC filings, including the “Risk Factors” section of Matador's most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Adjusted EBITDA

The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, including stock option and grant expense and restricted stock and restricted stock units expense and net gain or loss on asset sales and inventory impairment. Adjusted EBITDA is not a measure of net income or cash flows as determined by GAAP.

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flows from operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. References in this press release to Adjusted EBITDA are forward-looking or prospective in nature, and not based on historical fact. The Company could not provide reconciliations of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, without undue hardship because the Adjusted EBITDA numbers included in this press release are estimations. In addition, it would be difficult for us to present a detailed reconciliation on account of many unknown variables for the reconciling items.

PV-10 Reconciliation

PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. PV-10 is not an estimate of the fair market value of our properties. Matador and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies and of the potential return on investment related to the companies’ properties without regard to the specific tax characteristics of such entities. The PV-10 at December 31, 2013 may be reconciled to the Standardized Measure of discounted future net cash flows at such date by reducing PV-10 by the discounted future income taxes associated with such reserves. The PV-10 value at December 31, 2013 was $655.2 million and the discounted future income taxes at December 31, 2013 were $76.5 million.

We have not provided a reconciliation of PV-10 to Standardized Measure at December 31, 2014. We could not provide such a reconciliation without undue hardship because we have not completed the audit of our December 31, 2014 financial statements. In addition, it would be difficult for us to present a detailed reconciliation on account of many unknown variables for the reconciling items.

Contact Information

Mac Schmitz
Investor Relations
(972) 371-5225
mschmitz@matadorresources.com

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